                                  NEWS RELEASE

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846 N. Mart-Way Court, Olathe, Kansas 66061  Phone: 913-647-0158 Fax:  913-647-0132
                                                                 investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

          ELECSYS CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

Olathe, Kansas (December 9, 2008) - Elecsys Corporation (NYSE Alternext U.S.:
ASY), a leading provider of electronic design and manufacturing services and developer of reliable, innovative product solutions for use in critical applications, today announced its financial results for the second fiscal quarter ended October 31, 2008.

Sales for the quarter were $7,202,000, an increase of 29%, or $1,600,000, from the second quarter of Fiscal 2008. Total sales year-to-date increased 23%, or
$2,377,000, to $12,766,000. The increases were primarily due to sales generated by its Radix subsidiary's ultra-rugged handheld computer business.

"We are pleased with the increase in sales for the second quarter," said Karl
Gemperli, Elecsys chief executive officer. "The results reflect the strong growth of our Radix division, as well as the steady growth of NTG and the continued stability of DCI."

Sales of Radix rugged handheld computer hardware and peripherals surged to approximately $3,277,000 for the quarter and included $304,000 for maintenance contract and service revenues. Radix sales included the $2.6 million order announced in July and delivered during the quarter to South Africa-based
Transnet. NTG sales of new remote monitoring products were $833,000, an increase of 2% from the comparable quarter of Fiscal 2008. Sales from the second quarter of the prior year included approximately $254,000 of upgrade kits to convert fielded analog units to the new digital standard in advance of the FCC's phase-out of analog service in February 2008. Revenues from upgrade kits in the current period totaled approximately $87,000. Exclusive of these one-time sales of upgrade kits, revenue increased $179,000, or 31.6%. Sales of DCI electronic design and manufacturing services were $4,576,000 for the period, which was a slight decrease compared with the prior year.

Gross margin was approximately 40% of sales, or $2,888,000, for the three-month period ended October 31, 2008, compared to 33% of sales, or $1,796,000, for the prior year period. Gross margin for the six-month period also increased to 38%
of sales, or $4,839,000. The product mix during the quarter was a large contributor to the Company's increase in consolidated gross margin.

Selling, general and administrative expenses were approximately $2,017,000 during the period compared with $1,656,000 in the prior year period. The increase was primarily from the addition of Radix, which was acquired midway through the quarter in the previous year. Total SG&A expenses increased $855,000 for the current six-month period ended October 31, 2008, as compared to the comparable period of the prior year.

As a result, income before taxes for the quarter was $765,000, compared to
$16,000 for the same quarter in the prior year. For the first six months of
Fiscal 2009, income before taxes grew to $944,000 from $282,000 in the first six months of Fiscal 2008.

Net income was $424,000, or $0.12 per diluted share, for the quarter ended
October 31, 2008. For the quarter ended October 31, 2007, net income was
$10,000, or $0.00 per diluted share. For the six month period ended October 31,
2008, net income totaled $533,000, or $0.15 per diluted share, while net income for the comparable prior year period was $184,000, or $0.05 per diluted share.
With customer orders currently scheduled for shipment as well as future anticipated orders, the Company expects a modest decline in revenues and profits for the third quarter of Fiscal 2009, and a strong fiscal fourth quarter.

"The delivery of the first phase of our customized handheld computing solution to Transnet marked a significant milestone for Radix. In parallel to the subsequent phases of this project, we are actively pursuing numerous additional opportunities that we expect will continue the rapid growth of our Radix product line," Gemperli stated. "In addition, we are developing new remote monitoring products in order to keep expanding the applications for our NTG brand, and we expect continued, moderate growth for DCI's custom solutions."

Gemperli explained that Elecsys serves markets that are typically less susceptible to economic cycles. "Given the current global economic conditions, we expect revenues for the next quarter to be lower than the current period, but similar to, or higher than, the revenues for the comparable period last year.
With the product development and international sales and marketing initiatives currently underway, we expect that for subsequent quarters we will achieve increasing revenues compared to the comparable periods of prior years," he said.

Gemperli concluded, "Despite the current economic turmoil, we expect solid results from all three business units in Fiscal 2009."

About Elecsys Corporation
Elecsys Corporation tailors customer specific technology solutions wherever high quality, reliability, and innovation are essential. Our companies provide electronic design and manufacturing services, custom liquid crystal displays
("LCDs"), ultra-rugged mobile computing devices, and wireless remote monitoring solutions to numerous industries worldwide. The markets we serve include energy infrastructure, aerospace, transportation, logistics, law enforcement, safety, military, and other industrial product industries. We operate our business through three wholly-owned subsidiaries, DCI, Inc., Radix Corporation and NTG,
Inc. For more information, visit our website, www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2008. The reader is cautioned that Elecsys
Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of
Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                                      # # #

Investor Relations Contact:         Todd A. Daniels
                                    Elecsys Corporation
                                    (913) 647-0158, Phone
                                    (913) 647-0132, Fax
                                    investorrelations@elecsyscorp.com

Media Inquiries Contact:             Shelley Bartkoski
                                     Hagen and Partners
                                     (913) 642-3715
                                     sbartkoski@hagenandpartners.com

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended                  Six Months Ended
                                                            October 31,                       October 31,
                                                       2008             2007             2008             2007
                                                       ----             ----             ----             ----
Sales                                                    $7,202           $5,602          $12,766           $10,389
Cost of products sold                                     4,314            3,806            7,927             7,078
                                                   -------------    -------------    -------------    --------------
Gross margin                                              2,888            1,796            4,839             3,311

Selling, general and administrative
  expenses                                                2,017            1,656            3,672             2,817
                                                   -------------    -------------    -------------    --------------

Operating income                                            871              140            1,167               494

Financial income (expense):
  Interest expense                                        (107)            (127)            (224)             (229)
  Interest income                                             1                3                1                17
                                                   -------------    -------------    -------------    --------------
                                                          (106)            (124)            (223)             (212)
                                                   -------------    -------------    -------------    --------------

Income before income taxes                                  765               16              944               282

Income tax expense                                          341                6              411                98
                                                   -------------    -------------    -------------    --------------
Net income                                                 $424              $10             $533              $184
                                                   =============    =============    =============    ==============

Net income per share information:
  Basic                                                   $0.13            $0.00            $0.16             $0.06
  Diluted                                                 $0.12            $0.00            $0.15             $0.05

Weighted average common shares outstanding:
   Basic                                                  3,293            3,285            3,290             3,284
   Diluted                                                3,452            3,458            3,450             3,467